CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the reference to our firm under the captions "Experts" and to the incorporation by reference of our reports, dated November 17, 2006, with respect to the financial statements, for the year ended September 30, 2006, of the AllianceBernstein Corporate Bond Portfolio, one of the Portfolios constituting the AllianceBernstein Bond Fund, Inc. and the Alliance Bernstein High Yield Fund, Inc.; and our report dated December 19, 2006, with respect to the financial statements, for the year ended October 31, 2006, of the AllianceBernstein Emerging Market Debt Fund, Inc., included in this Registration Statement on Form N-14 under the Securities Act of 1933 of the AllianceBernstein Emerging Market Debt Fund, Inc.



Ernst & Young LLP

New York, New York
August 16, 2007




SK 00250 0455 803482